EMPLOYMENT AGREEMENT


          AGREEMENT entered into as of September 12, 1995,

between THE PERKIN-ELMER CORPORATION (the "Company"), a New York

corporation, and TONY L. WHITE ("Executive"), presently residing at 575 Stable Lane, Lake Forest, Illinois 60045.



          WHEREAS, the Company desires to employ Executive on the

terms and conditions set forth herein; and

          WHEREAS, the Executive desires to render services to

the Company on the terms and conditions set forth herein;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.     Employment. (a) The Company agrees to employ Executive,

and the Executive agrees to serve as Chairman, President and

Chief Executive Officer of the Company during the Term (as

defined in Section 2 hereof).  In such capacities, Executive shall report to the Board of Directors of the Company (the

"Board") and shall have the customary powers, responsibilities and authority of chief executive officers of corporations of the size, type and nature of the Company, as it exists from time to time, as are assigned by the Board. Executive also agrees to serve during the Term as Chairman of the Board and as a member of any committee of the Board.

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          (b)    As soon as practicable after the date hereof, Executive

shall devote his full business time, attention and best efforts to the affairs of the Company and its subsidiaries during the

Term; provided, however, that nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder, in religious,

charitable and community affairs, from managing any passive

investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of the

Board) or from serving, subject to the prior approval of the

Board, as a member of boards of directors or as a trustee of any other corporation, association or entity.

          2.     Term of Employment.  Subject to the provisions of Section

1(b) hereof Executive's term of employment (the "Term") under this Agreement shall commence (the "Commencement Date") as soon as practicable after the date hereof, but in no event later than

September 15, 1995 and, subject to the terms hereof, shall

terminate (the "Termination Date") on the earlier of (i) the third anniversary of the Commencement Date or (ii) termination of

Executive's employment pursuant to this Agreement; provided,

however, that the Term shall automatically renew for consecutive one-year periods, unless either party gives at least 180 days written notice of its intent not to renew the Agreement and any

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such extension shall constitute part of the Term.  Any

termination of employment by Executive (other than for death,

Permanent Disability or Good Reason) may only be made upon 90 days prior written notice to the Company and any termination of employment by Executive for Good Reason may only be made upon 30 days prior written notice to the Company.

          3.      Compensation.

          (a)    Base Salary.  The Company will pay to the Executive a base salary ("Base Salary") at the rate of $550,000 per annum for the period commencing on the beginning of Executive's term of

employment hereunder and ending on the Termination Date.  Base

Salary shall be payable in accordance with the ordinary payroll practices of the Company.  Any increase in Base Salary shall be in the discretion of the Board and, as so increased, shall

constitute "Base Salary" hereunder.  It is understood that the

Company shall review Executive's Base Salary annually, and in light of such review may, in the discretion of the Board of

Directors or its Compensation Committee, increase such Base

Salary taking into account the Executive's responsibilities,

compensation of other executives of the Company and its

subsidiaries, increase in salaries of executives of other

corporations, performance by the Executive, and other pertinent factors.

          (b)    Bonus Arrangements.  During the Term, Executive shall be

eligible to receive an annual bonus (a "Bonus") in respect of

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each Fiscal Year of the Company ("Fiscal Year") under, and

subject to the terms of, the Company Contingent Compensation Plan

(the "Bonus Plan") to the extent not inconsistent with the terms hereof.  Executive's target bonus (the "Target Bonus") under the

Bonus Plan will be equal to 100 percent of Executive's Base

Salary and will be payable in accordance with the provisions of the Bonus Plan; provided, however, that with respect to Fiscal

Year 1996, Executive shall receive total cash compensation of

Base Salary plus Bonus of not less than $875,000.

          4.     Stock Arrangements.

          (a)    Restricted Stock. (i)  Upon Executive's commencement of

employment with the Company, Executive shall be granted 30,000 shares of restricted stock of the Company ("Restricted Stock")

pursuant to the Company 1993 Stock Incentive Plan for Key

Executives (the "Stock Plan").  Except as otherwise specifically provided for herein, the terms of the Restricted Stock Agreement governing the Restricted Stock granted pursuant to this Agreement shall be no less favorable to Executive than the terms of the form of Restricted Stock Agreement currently used by the Company.

The Restricted Stock will vest on the third anniversary of the date of grant based on the per share price of Company common stock on such date as follows:

          Per Share Price          Vested Percentage

           less than $40                 0%

           $40 or greater               50%

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           $46 or greater               75%

           $52 or greater              100%

               (i)       In addition to the foregoing grant of Restricted Stock,

     the Company, subject to the approval of the shareholders of the

     Company, will endeavor to implement a Restricted Stock

     performance program (the "Program") based on financial measures of corporate success ("Performance Targets") beginning in Fiscal

     Year 1997.  Under the Program, the Board intends that Executive would be granted 36,000 shares of Restricted Stock on or about

     July 1, 1996 (the "Performance Stock").  Performance Stock would vest as follows: 6,000 shares upon the attainment of 90 percent or less of the Performance Target with respect to a Fiscal Year;

     600 shares per percentage point over 90 percent of Performance

     Target up to 110 percent for a possible maximum per Fiscal Year of 18,000 shares.  Upon the grant of the Performance Shares,

     Executive would be entitled to receive dividends and exercise voting rights with respect thereto, whether or not the

     Performance Shares have vested.  In the event of Executive's termination of employment pursuant to Sections 7(a) or 7(b)

     hereof, all unvested Performance Shares would be forfeited.  The terms of any Performance Shares would be governed by the terms of the Program.  In the event that the Program is not approved by the shareholders of the Company, the Company shall establish a

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     performance unit plan under which Executive shall be entitled to receive, in performance units, substantially equivalent economic value to the Performance Stock set forth in this Section

     4(a)(ii), subject to the same terms and conditions that the

     Performance Stock would have been subject to had the Program been approved by shareholders.

          (b)    Stock Options. (i)  Upon Executive's commencement of

employment with the Company, the Company shall grant Executive an option (an "Option") to purchase at fair market value on the date of grant 120,000 shares of common stock of the Company under the

Stock Plan.  The Option shall vest with respect to 50% of the shares subject thereto on each of the first and second

anniversaries of the date of grant and shall expire ten years following the date of grant.  Except as otherwise specifically provided for herein, the terms of the Option shall be no less favorable to Executive than the terms of the form of Stock Option

Agreement currently used by the Company.

               (i)       In addition to the foregoing Option grant, the Company,

     subject to the approval of the Board, anticipates making annual

     Option grants to Executive with respect to about 40,000 to 50,000 shares per year.

          (c)    Stock Plan Governs.  Unless otherwise specified in this

Section 4, the terms of all Restricted Stock and Options granted to Executive hereunder, including, without limitation, terms relating to vesting and forfeiture, shall be governed by the

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Stock Plan; provided, however, that in the event of Executive's termination under Section 7(b) hereof the Company shall take all reasonable actions to cause the Restricted Stock granted under the terms hereof to become fully vested and the Options granted under the terms hereof to become fully exercisable.  In the event the Company cannot effect the vesting and acceleration

contemplated in the preceding sentence, the Company shall pay to

Executive (i) with respect to each Option, an amount equal to the product of (x) the number of unvested shares subject to such

Option, multiplied by (y) the excess of the fair market value of a share of Company common stock on the date of Executive's

termination of employment, over the per share exercise price of such Option and (ii) with respect to each unvested share of

Restricted Stock an amount equal to the fair market value of a share of Company common stock on the date of Executive's

termination of employment.

          (d)    Stock Ownership.  It is understood that Company

     policy anticipates that Executive will maintain a

level of stock ownership in the Company equal to three times

Executive's Base Salary.  Grants of Restricted Stock (including

Performance Stock) under the terms of this Agreement and shares of Company stock acquired upon exercise of an Option shall be credited towards Executive's stock ownership.  Executive is

expected to achieve the foregoing level of Company stock

ownership no later than five years after the date hereof.

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          5.     Make Whole Payment.  In the event Executive forfeits or

otherwise loses (i) any restricted stock with respect to the

22,000 shares of restricted stock which would have been granted on or about the end of calendar year 1995 or (ii) bonus payments with respect to calendar year 1995 from his prior employer as a result of his resignation from such employer in order to commence employment with the Company, the Company shall pay to Executive an amount, up to a maximum of $1.2 million, equal to the losses

Executive incurs with respect to such restricted stock or bonus.

The obligation of the Company to make such payment is contingent upon Executive's use of his best efforts to obtain payment of such amounts and after substantiation of Executive's losses to the reasonable satisfaction of the Board.

          6.      Employee Benefits.

          (a)    Employee Benefit Plans, Programs or Arrangements. During

the Term, Executive shall be entitled to participate in all

employee benefit plans, programs or arrangements ("Benefit

Plans") of the Company, in accordance with the terms thereof, as presently in effect or as they may be modified by the Company from time to time, which the Company makes available to senior executives of the Company.

          (b)    Vacation; Sick Leave.  During the Term, the Executive

shall be entitled to a paid annual vacation of not less than

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twenty (20) business days during each calendar year and to

reasonable sick leave.

          (c)    Auto Allowance and Other Perquisites.  During the Term,

Executive shall receive an automobile allowance of $20,000 per year and the Company shall also reimburse Executive for the

reasonable costs of financial planning and tax preparation in accordance with Company policy as in effect from time to time.

In addition, Executive shall be entitled, during the Term, to any other perquisites and fringe benefits not specifically mentioned herein that are made available to senior executives of the

Company, subject to the terms of this Agreement and commensurate with his position with the Company.

          (d)    Supplemental Pension Benefit.  It is understood that

Executive has been employed by his prior employer for a period of twenty-five years ("Prior Service Period").  In addition to

receiving credit under the Company's qualified defined benefit plan ("Pension Plan") and the Company's non-qualified

Supplemental Retirement Plan and Contingent Compensation Plan for

Key Executives (collectively, the "Non-Qualified Plans") for

Executive's service with the Company under the terms of this

Agreement, the Company shall pay Executive a special supplemental pension benefit equal to the amount which he would receive under the Pension Plan and the Non-Qualified Plans if Executive were credited with his Prior Service Period under the Pension Plan and the Non-Qualified Plans; provided, however, that Executive shall

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vest in 50 percent of his benefits hereunder on Executive's

Commencement Date and in the remaining benefits hereunder at the rate of 10 percent per year commencing on the first anniversary of the Executive's Commencement Date. Executive's benefit

hereunder shall be calculated in the manner set forth in Exhibit

A hereto.  Any benefits payable to Executive hereunder shall be reduced by $111,528 per year, and shall also be reduced by any amounts paid to Executive under the Pension Plan or the Non-

Qualified Plans.

          (e)       Relocation and Payment of Relocation Expenses.

Executive agrees that he and his family shall relocate to the

Wilton, Connecticut area.  In order to assist Executive with such relocation, the Company shall reimburse Executive for all

reasonable expenses incurred by Executive in connection with such relocation, including, without limitation, the cost of relocation consulting.

          7.     Termination of Employment.

          (a)    Termination by the Company for Cause or Termination by the

Executive Other Than for Good Reason.  If the Company terminates the employment of the Executive for Cause,  if the Executive terminates his employment other than for Good Reason or if

Executive's employment is terminated due to Executive's death,

Permanent Disability or retirement, the Company shall only be obligated to pay Executive (i) any accrued but unpaid portion of his Base Salary, (ii) any accrued vacation pay, and (iii) any

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benefits to which he is entitled to be paid in connection with such a termination under, and subject to, the terms of the

Company's Benefit Plans.  The amounts and benefits set forth in clauses (i), (ii), and (iii) of the preceding sentence shall hereinafter be referred to as "Accrued Benefits."

          (b)    Termination by the Company Without Cause or by the

Executive for Good Reason.  If the Company terminates the

Executive's employment with the Company without Cause, or if the

Executive terminates his employment with the Company for Good

Reason, the Company shall pay to Executive, in satisfaction of all the obligations of the Company with respect to Executive, all

Accrued Benefits and, in addition, pay or provide to the

Executive the following:

               (i)       an amount equal to the sum of (x) three times the sum

     of (A) Executive's Base Salary at the rate in effect on

     Executive's Termination Date and (B) the amount of Executive's

     Target Bonus for the year in which the Termination Date occurs,

     (y) the fair market value of 36,000 shares of Company common stock on the Termination Date and (z) an amount equal to the product of (i) the Target Bonus in respect of the year in which such termination occurs, multiplied by (ii) a fraction the numerator of which is the number of days in the calendar year through Executive's Termination Date and the denominator of which

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     is 365, payable in equal installments over a period of thirty-six months commencing on the Termination Date;

               (ii)      for a period ending on the earlier of (x) three years

     following Executive's Termination Date or (y) the date on which

     Executive is covered under similar plans of a subsequent

     employer, Executive and his eligible dependents shall continue to participate in the welfare benefits plans of the Company

     (including, without limitation, medical, dental and life

     insurance coverage) in which he or his eligible dependents participated at any time during the one-year period ending on the date immediately preceding his Termination Date; provided,

     however, that (A) such continued participation is possible under the terms of such benefit plans, and (B) Executive continues to pay contributions for such participation at the rates paid for similar participation by active Company employees in similar positions to that held by the Executive immediately prior to the

     Termination Date.  If such continued participation is not

     possible, the Company shall provide, at its sole cost and

     expense, substantially identical benefits to the Employee and shall pay an additional amount (reduced by the amount of any contributions required under subparagraph (B) above) to the

     Employee equal to the Employee's liability for federal, state and local income taxes on such amounts;

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               (iii)          the vesting or alternative cash payment provided

     for under Section 4(c) hereof with respect to Restricted Stock and Options granted to Executive under the terms hereof; and

               (iv)      three years of additional vesting credit for purposes

     of Section 6(d) and three years of additional service credit under the Company's Non-Qualified Plans and for purposes of such plans, Executive's final average pay shall be deemed to be the sum of his then current Base Salary and his Target Bonus for the year in which the Termination Date occurs.

          (c)    Waiver and Release.  The obligation of the Company to make any payments or provide any benefits provided for under Section

5(b) hereof is contingent upon the execution, by Executive, of a waiver and release in substantially the form attached hereto as

Exhibit B.

          (d)    Termination of Employment Due To Death or Permanent

Disability, or Retirement.  In the event of Executive's

termination of employment hereunder due to Executive's death,

Permanent Disability or retirement, the Company will pay to

Executive (or his designated beneficiaries) all Accrued Benefits and an amount equal to the product of (i) the Target Bonus in respect of the year in which such termination occurs, multiplied by (ii) a fraction the numerator of which is the number of days in the calendar year through Executive's Termination Date and the

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denominator of which is 365; provided, however, that no

retirement shall be deemed to have taken place prior to

Executive's attainment of age 65, unless the Board approves such retirement.

          (e)    Good Reason.  For purposes of this Agreement, "Good

Reason" shall mean the occurrence of any of the following, other than with the Consent of Executive:

               (i)       any failure to continue Executive as Chairman,

     President or Chief Executive Officer of the Company or any

     material reduction by the Company of Executive's duties or responsibilities (except in connection with the termination of

     Executive's employment for Cause, as a result of Permanent

     Disability, as a result of Executive's death or by Executive other than for Good Reason);

              (ii)      a reduction by the Company in Executive's Base Salary,

     other than a reduction which is part of a general salary

     reduction program affecting senior executives of the Company.

              (iii)          any material breach by the Company of the

     provisions of this Agreement; and

              (iv)      the Company's requiring the Employee to be based more

     than fifty miles from Norwalk, Connecticut except for required travel on the Company's business to an extent substantially consistent with the business travel obligations of Executive hereunder.

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          (f)    Cause.  For purposes of this Agreement, "Cause" shall mean

(i) willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) continuing refusal by

Executive to perform his duties hereunder or any lawful direction of the Board of Directors of the Company (other than due to

Executive's physical or mental incapacity), after a demand for a substantial performance is delivered to the Executive by the

Board which identifies the manner in which the Executive has not performed his duties, (iii) any breach of the provisions of

Section 9 of this Agreement by Executive or any other material breach of this Agreement by Executive, (iv) the willful engaging by the Executive in conduct which is materially injurious to the

Company or (v) the indictment of Executive for (A) any felony or

(B) a misdemeanor involving moral turpitude. Termination of

Executive for Cause shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Directors at a meeting of the Board of Directors of the Company called and held for the purpose

(after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of such

Board, Executive was guilty of the conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof; provided, however, that with respect to clause (v)

herein the Board shall determine in good faith that Executive's indictment is reasonably likely to have a material adverse effect on Executive's ability to perform his duties hereunder as the

Chief Executive Officer of the Company.

          (g)    Permanent Disability.  For purposes of this Agreement,

"Permanent Disability" means the absence of the Executive from his duties with the Company on a full-time basis for one hundred and eighty (180) consecutive days as a result of incapacity due to physical or mental illness, such that executive would be

entitled to long term disability benefits under the long term disability plan of the Company in effect at such time.

          8.      Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

          To the Company:

               The Perkin-Elmer Corporation
               761 Main Avenue
               Norwalk, Connecticut 06859
               Attn: Corporate Secretary

          To Executive:

               Tony L. White

          with a copy to:

                         Schmiege, Daley & Mohan, P.C.

          at the addresses they provide to the Company for these

purposes.

          9.     Nondisclosure of Confidential Information; Non-

Competition.  (i)  Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other

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entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the

Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory

authority over the business of the Company, or by any

administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge,

disclose or make accessible such information.  For purposes of this Section 9, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data),

customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

               (i)       During the period of his employment hereunder and for

     two years thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant,

     officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company and (B) he shall not, on his own behalf

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     or on behalf of any person, firm or company, directly or

     indirectly, solicit or offer employment to any person who has been employed by the Company at any time during the 12 months immediately preceding such solicitation.

               (ii)      For purposes of this Section 9, a business shall be

     deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a material part of the business of the

     Company within the same geographic area in which the Company or its affiliates effects such purchases, sales or dealings or renders such services. Nothing in this Section 9 shall be

     construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's

     beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

               (iii)          Executive and the Company agree that this covenant

     not to compete is a reasonable covenant under the circumstances,

     and further agree that if in the opinion of any court of

     competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the

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     remainder of the covenant as so amended.  Executive agrees that any breach of the covenants contained in this Section 9 would irreparably injure the Company.  Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by

     Executive.

          10.     Beneficiaries; References.  Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company

written notice thereof.  In the event of Executive's death or a judicial determination of his incompetence, reference in this

Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          11.     Arbitration.  Other than the Company's rights under

Section 9 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Connecticut by three arbitrators in accordance with the rules of the American Arbitration Association. Judgement

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may be entered on the arbitrator's award in any court having jurisdiction.

          12.     Separability; Legal Fees.  If any provision of this

Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.  Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement;

provided, however, that the Company shall pay the costs of any reasonable legal fees incurred by Executive in good faith in enforcing his rights or entitlements under this Agreement if

Executive prevails in such enforcement action.

          13.      Assignment.  This Agreement shall be binding upon and

inure to the benefit of the heirs and representatives of

Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by

Executive (except by will or by operation of the laws of

intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger,

purchase or otherwise) to all or substantially all of the stock,

assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

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          14.     No Obligation to Mitigate Damages.  Except as specifically provided in this Agreement, Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments under this Agreement be subject to offset in respect of any amounts which Executive earns or becomes entitled to from any other employer or other person after termination of his

employment with the Company.

          15.     Amendment.  This Agreement may only be amended by written

agreement of the parties hereto.

          16.     Survivorship.  The respective rights and obligations of

the parties hereunder shall survive any termination of this

Agreement to the extent necessary to the intended preservation of such rights and obligations.  The provisions of this Section 15 are in addition to the survivorship provisions of any other

section of this Agreement.

          17.      Governing Law.  This Agreement shall be construed,

interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

          18.       Effect on Prior Agreements.  This Agreement and the

Change-in-Control Agreement (executed concurrently herewith

entitling Executive to benefits thereunder) (the "Change in

Control Agreement") contain the entire understanding between the

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parties hereto and supersede in all respects any prior or other agreement or understanding between the Company and Executive.

          19.       Withholding.  The Company shall be entitled to withhold

from payment any amount of withholding required by law.

          20.       Survival.  Notwithstanding the expiration of the Term,

the provisions of Section 9 hereof shall remain in effect as long as is necessary to give effect thereto.

          21.       Supersession.  Notwithstanding any other provision of

this Agreement, in the event of a Change in Control of the

Company, as defined under the Change in Control Agreement, the provisions of this Agreement shall be superseded by the

provisions of the Change in Control Agreement.

          22.    Counterparts.  This Agreement may be executed in two or

more counterparts, each of which will be deemed an original.

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          IN WITNESS WHEREOF, the parties hereto have executed

this Agreement as of the year and day first above written.



                              THE PERKIN-ELMER CORPORATION



                              By:/s/ Gaynor N. Kelley
                                 Gaynor N. Kelley
                                 Chairman, President and
                                 Chief Executive Officer




                              ACCEPTED AND AGREED:



                              /s/ Tony L. White
                              TONY L. WHITE

                             -23-